EXHIBIT 99.1

Alliance Bancorp, Inc. of Pennsylvania

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Peter J. Meier, CFO
	Phone:	(610) 359-6903
	Fax:	(610) 359-6906

ALLIANCE BANCORP, INC. OF PENNSYLVANIA REPORTS THIRD QUARTER RESULTS AND REGULAR QUARTERLY CASH DIVIDEND.

Broomall, Pennsylvania.  October 22, 2008 – Alliance Bancorp, Inc. of Pennsylvania (the “Company”) (NASDAQ Global Market:  ALLB) announced today results for the quarter ended September 30, 2008.  The Company also announced that its Board of Directors declared a regular quarterly cash dividend on the common stock of the Company of $.06 per share, payable on November 21, 2008 to the shareholders of record at the close of business on November 7, 2008.

The Company reported net income of $257,000 or $.04 per diluted share for the quarter ended September 30, 2008 as compared to $453,000 or $.06 per diluted share for the quarter ended September 30, 2007.  Net interest income increased $206,000 or 7.8% to $2.8 million while other income decreased $285,000 for the quarter ended September 30, 2008, as compared to the same period in 2007.  Other expenses increased $217,000 or 8.9% to $2.7 million and the provision for income taxes decreased $110,000 for the quarter ended September 30, 2008, as compared to the same period in 2007.  The increase in net interest income was primarily due to a decrease in interest expense on customer deposits and the decrease in other income was primarily due to a $253,000 impairment charge on the Company’s investment in $2.7 million of mutual funds.  Subsequently, in August 2008, these mutual funds were sold at fair value to Alliance Mutual Holding Company.  The increase in other expenses primarily resulted from increases in salaries and employee benefits as well as advertising and marketing costs.

For the nine months ended September 30, 2008, net income amounted to $383,000 or $.05 per diluted share as compared to $1.3 million or $.18 per diluted share for the nine months ended September 30, 2007.  Net interest income increased $285,000 or 3.6% to $8.1 million while other income decreased $1.1 million.  Other expenses increased $352,000 or 4.8% to $7.7 million and the provision for loan losses increased $180,000 while the provision for income taxes decreased $458,000 for the nine months ended September 30, 2008 as compared to the same period in 2007.  The increase in net interest income was primarily due to a decrease in interest expense on customer deposits and the decrease in other income was primarily due to $882,000 of impairment charges and $157,000 from loss on sale of securities both of which were related to the Company’s investment in certain mutual funds.  The increase in other expenses primarily resulted from increases in salaries and employee benefits, occupancy and equipment expenses and advertising and marketing costs.

The Company’s total assets increased $6.6 million or 1.6% to $431.1 million at September 30, 2008 as compared to $424.5 million at December 31, 2007.  Cash and cash equivalents increased $13.1 million or 31.1% to $55.2 million at September 30, 2008.  Investment and mortgage-backed securities decreased $21.4 million or 20.6% to $82.1 million at September 30, 2008.  Net loans receivable increased $13.4 million or 5.2% to $270.3 million at September 30, 2008.  Customer deposits increased $4.7 million or 1.4% to $335.5 million at September 30, 2008 from $330.8 million at December 31, 2007. Total stockholders’ equity decreased $2.5 million or 4.9% to $49.0 million or 11.4% of total assets at September 30, 2008.  The decrease in total stockholders’ equity was primarily due to $2.1 million of stock repurchases in accordance with the Company’s stock repurchase program.

Nonperforming assets increased $2.1 million to $4.2 million or 1.0% of total assets at September 30, 2008 as compared to $2.1 million or 0.5% of total assets at December 31, 2007.  Such increase was primarily due to the placement of five commercial real estate loan relationships on non-accrual status.  These loans are secured by properties located in the Company’s primary lending area.  The nonperforming assets at September 30, 2008 included $1.8 million in single-family residential real estate loans, $2.3 million in commercial real estate loans and $50,000 in consumer loans.  The allowance for loan losses was $3.1 million or 74.3% of nonperforming loans at September 30, 2008 as compared to $2.8 million or 135.0% at December 31, 2007.

Dennis D. Cirucci, President and Chief Executive Officer of the Company, stated that, “Alliance Bancorp has repurchased 232,324 shares or 7.1% of the outstanding minority shares since February 1, 2008 through our stock repurchase program.”  In January 2008, the Company announced a one year program to repurchase up to 325,125 shares, or 10% of the outstanding common stock other than shares owned by Alliance Mutual Holding Company.  Mr. Cirucci added that “we will continue to execute the repurchase program.”

Mr. Cirucci also announced that Alliance has hired William T. McGrath as its new Senior Vice President and Chief Lending Officer replacing Alan Corson who is retiring at the end of 2008.  Mr. McGrath brings with him over 20 years of Commercial Lending and Credit experience; having previously held the position of (Managing Director – Chester/Delaware Market President) for First Priority Bank.  Mr. McGrath has a Bachelor of Science Degree in Economics from Villanova University, and a Graduate Degree in Banking from Stonier Graduate School of Banking, University of Delaware.

Alliance Bancorp, Inc. of Pennsylvania is the holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania.  Alliance Bank operates nine full-service branch offices located in Delaware and Chester Counties, Pennsylvania.

This news release contains forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend’” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations.  Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.
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ALLIANCE BANCORP, INC. OF PENNSYLVANIA

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Interest income	$5,630	$6,210	$17,063	$18,227
Interest expense	2,780	3,566	8,962	10,411
Net interest income	2,850	2,644	8,101	7,816
Provision for loan losses	45	35	255	75
Other income (loss) (1)	59	344	(81)	999
Other expenses	2,654	2,437	7,721	7,369
Income before income taxes	210	516	44	1,371
Income tax (benefit) expense (2)	(47)	63	(339)	119
Net income	$ 257	$ 453	$ 383	$ 1,252

Basic earnings per share	$0.04	$0.06	$0.05	$0.18

Diluted earnings per share	$0.04	$0.06	$0.05	$0.18
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(1) 2008 Other income (loss) includes pre-tax impairment charges on securities of $253,000 and $882,000 for the three and nine months ended September 30, 2008.

(2) 2008 Income tax (benefit) expense includes a $86,000 and $300,000 benefit related to the impairment charge for the three and nine months ended September 30, 2008.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands)

			September 30,	December 31,
			2008	2007
Total assets			$431,073	$424,466
Cash and cash equivalents			55,155	42,079
Investment and mortgage-backed securities			82,124	103,493
Loans receivable - net			270,338	256,932
Deposits			335,492	330,788
Borrowings			37,076	37,042
Total stockholders' equity			48,953	51,458